Exhibit 3.113

Commonwealth of Massachusetts

ARTICLES OF ORGANIZATION

(General Laws, Chapter 156B)

Filing Date:

ARTICLE I:

The exact name of the corporation is:

BURLINGTON COAT FACTORY REALTY OF NORTH ATTLEBORO, INC.

ARTICLE II

The purpose of the corporation is to engage in the following business activities:

To own, lease and exploit real estate in any manner what so ever including any lawful act or activity for which a corporation may be organized under the laws of Massachusetts.

ARTICLE III

State the total number shares and par value, if any, of each class of stock which the corporation is authorized to issue.

WITHOUT PAR VALUE			WITH PAR VALUE

TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

Common:		Common:	1,000	$1.00

Preferred:		Preferred:

ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

NOT APPLICABLE

ARTICLE VI

**Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

NONE

ARTICLE VII

The effective date of organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.

ARTICLE VIII

The information contained in Article VIII is not a permanent part of the Articles of Organization.

a. The street address (post office boxes are not acceptable) of the principal office of the corporation in Massachusetts is:

c/o Decelle, Inc., 1525 Washington Street, Braintree, Massachusetts 02184

b. The name, residential address and post office address of each director and officer of the corporation is as follows:

NAME	RESIDENTIAL ADDRESS POST OFFICE ADDRESS

President:	Monroe Milstein	692 Woodlane Road, Westhampton, New Jersey 08060

Treasurer:	Henrietta Milstein	692 Woodlane Road, Westhampton, New Jersey 08060

Clerk:	Henrietta Milstein	692 Woodlane Road, Westhampton, New Jersey 08060

Directors:	Andrew Milstein	16 Foulet Drive, Princeton, New Jersey 08540

	Monroe Milstein	692 Woodlane Road, Westhampton, New Jersey 08060

	Henrietta Milstein	692 Woodlane Road, Westhampton, New Jersey 08060

c. The fiscal year (i.e., tax year) of the corporation shall end on the last day of the month of: June 30th

d. The name and business address of the resident agent, if any, of the corporation is:

United Corporate Services, Inc., 18 Tremont Street, Boston, Massachussetts 02108

ARTICLE IX

By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above, have been duly elected.

/s/ Mark Skubicki
Incorporator

/s/ Maria R. Fischetti
Incorporator

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